COMMUNITY BANCORP.
                                Derby Road
                                  Route 5
                            Derby, Vermont 05829

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 2, 1995

      The Annual Meeting of Shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 2, 1995, at 5:30 p.m., for the following purposes:

      1. To elect 3 directors to serve until the 1998 Annual Meeting of Shareholders;

      2. To ratify the selection of the independent public accounting firm of A.M. Peisch & Company as the Corporation's external auditor for the fiscal year ending December 31, 1995; and

      3. To transact such other business as may properly be brought before the meeting.
      The close of business on March 20, 1995, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                    By Order of the Board of Directors,



                                    ROSEMARY M. ROWE
                                    Secretary

Derby, Vermont
April 4, 1995

      YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

                             COMMUNITY BANCORP.
                                Derby Road
                                  Route 5
                           Derby, Vermont  05829

                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                May 2, 1995

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Community Bancorp. (the "Corporation") for use at the Annual Meeting of Shareholders to be held on May 2, 1995, at 5:30 p.m. at the Elks Club in Derby, Vermont or at any adjournment or adjournments thereof. The proxy statement and accompanying proxy card are first being sent to shareholders on or about April 4, 1995.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted FOR the election of the three nominees set forth in the proxy and FOR ratification of the selection of A.M. Peisch & Company as the Corporation's external auditor for 1995. If other matters are voted upon, persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Corporation prior to the voting of the proxy.

      Only holders of record of the Corporation's shares of common stock outstanding as of the close of business on March 20, 1995, the record date for the meeting, will be entitled to notice of and to vote at the meeting. As of the record date, there were 1,284,118 shares of the Corporation's common stock issued and outstanding. Each share is entitled to one vote. In accordance with Securities and Exchange Commission ("SEC") rules, the proxy card permits stockholders to designate whether they wish to vote "for", "against", or "abstain" on any proposal, or to withhold authority to vote for one or more of the nominees for Director. Under Vermont law, in order for action to be taken on a matter, a quorum must exist as to that matter, which is defined for this purpose as a majority of the outstanding shares entitled to vote on the matter. While abstentions are counted in determining whether a quorum has been reached on a particular matter, broker non-votes (as defined below) are not counted as they are not deemed to be "entitled to vote" on such matter. A broker non-vote will occur when a broker who holds shares in street name for a customer does not have the authority under applicable stock exchange or broker self-regulatory organization rules to cast a vote on a particular matter because the matter is deemed non-discretionary and the broker's customer has not furnished voting instructions. Abstentions and broker non-votes are tabulated as follows: in matters requiring the affirmative vote of at least a majority of the votes cast "for" and "against", abstentions and broker non-votes are not counted and will not affect the outcome of the vote. In the election of directors, which is by plurality of the votes cast, broker non-votes will not affect the outcome of an uncontested election, but will have the effect of aiding the challenger in a contested election.

      All expenses of this solicitation will be paid by the Corporation. This solicitation of proxies by mail may be followed by a solicitation either in person, or by letter or telephone by officers of the Corporation or by officers or employees of its wholly-owned subsidiary, Community National Bank (sometimes referred to in this proxy statement as the "Bank"). The Corporation has requested banks, brokers and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for the costs thereof.

                          PRINCIPAL SECURITYHOLDERS

      The following table shows the amount of common stock beneficially owned by all directors, nominees for director and executive officers of the Corporation as a group.

                                                Amount & Nature of Beneficial
                                                Ownership of Common Stock
                                           Sole Voting &      Shared Voting &    Percent of
                                           Investment Power   Investment Power   Class(1)

All Directors, Nominees & Executive
 Officers as a Group (12 in number)(2)     99,102             101,707            15.64%

<F1> Percentages assume the exercise of conversion rights held pursuant to the Corporation's 11% and 9% Convertible Subordinated
     Debentures. Shareholdings are as of March 20, 1995, except for shares held through the Corporation's Retirement Savings Plan, which are as of December 31, 1994, the date of the most recent Plan report.
<F2> Share information for the group includes 9,313 shares that such individuals have the right to acquire upon conversion of Community
     Bancorp. 9% or 11% Convertible Subordinated Debentures of the
     Corporation held by them and 10,171 shares held indirectly by three of the members of the group by virtue of their investment in the Community Bancorp. stock fund under the Corporation's Retirement
     Savings Plan.

      In addition, as of March 20, 1995, 44,673 shares, representing 3.48% of the issued and outstanding shares of the Corporation's common stock, were held by the trust department of Community National Bank. It is the Bank's practice not to vote such shares unless instructions are received from the beneficial owner.

      The Corporation is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Corporation's outstanding common stock. The Corporation has no other authorized class of stock.

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of all such reports. The Corporation has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 1994. Based solely on such review the Corporation believes that all Section 16 filing requirements applicable to its officers and directors for 1994 were complied with in all material respects.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Articles of Association and the Bylaws of the Corporation provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors presently consists of 9 members and the Board has voted to fix the number of directors at 9 for the ensuing year. The directors in the class whose term will expire at the 1995 Annual Meeting of Shareholders are Francis P. Allard, Marcel M. Locke and George B. Roy. All three have been nominated to stand for re-election as directors, to hold office until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualify.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the three nominees listed in the table below. If for any reason not now known by the Corporation, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than nine, as the directors in their discretion may deem advisable.

      The following table sets forth certain information concerning each of the nominees and other incumbent directors:

                                                                                       Community Bancorp.
                                                                         Director of   Common Stock
                                                                         Community     Beneficially Owned
                            Principal                                    Bancorp.      and Percent of
Name and Age                Employment                                   Since(1)      Class(2)

Nominees to serve (if elected) until 1998 Annual Meeting:

Francis P. Allard           Retired, Canadian National Railway,          1993           3,213(3)   .25%
Age 68                      Island Pond, VT

Marcel M. Locke             Proprietor, Parkview Garage                  1986           2,589(4)   .20%
Age 56                      Orleans, VT

George B. Roy               Principal Broker and Owner, George B. Roy    1986          55,607(5)  4.33%
Age 62                      Realty, Newport, VT

Incumbent Directors to serve until 1997 Annual Meeting:

Anne T. Moore               Principal Real Estate Broker, Taylor Moore   1993  	       15,634(6)  1.22%
Age 51                      Agency, Inc., Derby, VT
                            (insurance and real estate)

Elwood Duckless             Past President, Newport Electric Co.         1987          43,192(7)  3.36%
Age 54                      Newport, VT

Rosemary M. Lalime          Principal Broker and Owner, All Seasons      1985  	       19,052(8)  1.48%
Age 48                      Realty, Newport, VT

Incumbent Directors to serve until 1996 Annual Meeting:

Thomas E. Adams             Owner, NPC Realty, Inc.                      1986          10,074(9)   .78%
Age 48                      Holland, VT

Jacques R. Couture          Dairy Farmer/Maple Producer                  1992             759(10)  .06%
Age 44                      Westfield, VT

Richard C. White            President, Chief Executive Officer and       1983  	       23,105(11) 1.80%
Age 49                      Director, Community Bancorp. and
                            Community National Bank, Derby, VT

<F1>  Each nominee and incumbent director is also a director of Community
      National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Corporation and not Community National Bank.
<F2>  Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed. Shareholdings are as of March 20, 1995, except for shares held indirectly through participation in the Community
      Bancorp. stock fund under the Corporation's Retirement Savings
      Plan, which are as of December 31, 1994, the date of the most recent Plan report.
<F3>  Includes 2,762 shares held by Mr. Allard jointly with his wife, as to which voting and investment power is shared.
<F4>  Includes 1,146 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
<F5>  Includes 2,716 shares that Mr. Roy has the right to acquire upon conversion of 9% Convertible Subordinated Debentures of the Corporation held jointly with his wife, and 51,376 shares held by Mr. Roy jointly with his wife, as to which voting and investment power is shared.
<F6>  Includes 4,851 shares Ms. Moore has the right to acquire upon conversion of 9% Convertible Subordinated Debentures of the Corporation held jointly with her husband and 4,836 shares held by her husband.
<F7>  Includes 970 shares that Mr. Duckless has the right to acquire upon conversion of 9% Convertible Subordinated Debentures of the Corporation held by him; 358 shares held by Mrs. Duckless; and 7,053 shares held by Mr. Duckless jointly with his wife. Mr.
      Duckless has voting and investment power over the shares held by Mrs. Duckless and the shares held jointly.
<F8>  Includes 1,939 shares held by Mrs. Lalime's husband, and 1,058 shares held by Ms. Lalime jointly with her husband as to which voting and investment power is shared.
<F9>  Includes 4,309 shares held in an IRA for Mr. Adams' benefit.
<F10> Includes 246 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared.
<F11> Includes 194 shares that Mr. White has the right to acquire upon conversion of 9% Convertible Subordinated Debentures of the Corporation held by him; 6,428 shares indirectly owned by Mr. White by virtue of his participation in the Community Bancorp. stock fund under the Corporation's Retirement Savings Plan; 312 shares held by Mr. White's children; 194 shares Mr. White's children have the right to acquire upon conversion of the Corporation's 9%
      Convertible Subordinated Debentures held by them; 584 shares held by Mr. White jointly with his wife; and 1,066 shares held in an IRA for Mr. White's benefit. Mr. White has shared voting and investment power over the shares held by his children and the shares that he owns jointly with his wife.

Meeting Attendance

      The Corporation's Board of Directors held four regular meetings and one special meeting during 1994. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Corporation's directors serve on the Bank's Board of Directors, which meets on a monthly basis.

      The entire Board of Directors of the Corporation, rather than a committee of the Board, nominates candidates for election to the Corporation's Board of Directors. The Board will consider recommendations by shareholders for nomination as director.
Recommendations should be sent, in writing, to the President of the Corporation on or before January 1 next preceding the Annual Meeting for which such nomination is sought.

      The Corporation's Board of Directors does not have a standing executive committee. Although the Board of Directors of the Corporation has no standing audit or personnel committees, similar functions are performed by the Bank's Board of Directors or its committees. The Bank's Board of Directors and its audit committee (also known as its Risk Management Committee) review the findings and recommendations of the Bank's independent public accountants, as well as the Bank's internal audit procedures, examinations by regulatory authorities and matters having a material effect on the Bank's financial position. The present members of the Bank's audit committee are Thomas Adams, George Roy, Elwood Duckless and Jacques Couture. During 1994 the Bank's audit committee met three times. The functions of the Bank's personnel committee (also known as its Human Resources Committee) include reviewing and making recommendations to the Board concerning the compensation of the Bank's officers and employees. The present members of the Bank's personnel committee are Thomas Adams, Rosemary Lalime, Anne Moore, Jacques Couture, Richard White and two officers of the Bank who serve as non-voting members of the committee. Mr. White does not vote on matters affecting his own compensation. The Bank's personnel committee met two times during 1994.

Transactions with Management

      Some of the directors and executive officers of the Corporation, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. Except as set forth below, all such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Directors' Fees

      Directors of the Corporation who are not salaried employees of the Bank receive an annual retainer of $2,500 for serving on the Board and a fee of $250 per Board meeting. Each director of the Corporation also serves as a director of the Bank. Bank directors who are not salaried employees of the Bank receive an annual retainer of $2,500, a fee of $250 per Board meeting and a fee of $250 per committee meeting. This fee structure is intended to compensate the Bank's directors for attendance at Board meetings as well as for the time spent by them in activities directly related to their service on the Board for which they receive no additional compensation, including but not limited to attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking topics. In addition to the fees for meetings of the Bank's Board of Directors and its committees, each Bank director attends at least three meetings per year of the Bank's local advisory boards and receives a fee of $250 per meeting, except for Mr. White, who does not receive any fees for such attendance.

      From time to time directors perform evaluations of loan collateral for the Bank and are reimbursed for such services at the rate of $25 per hour.

Vote Required

      Election of a nominee for director will require a plurality of the votes cast in the election.

      The Board of Directors recommends a vote FOR Article 1.

                           EXECUTIVE COMPENSATION

      The officers of the Corporation did not receive any compensation for services rendered to the Corporation in 1994, but did receive compensation for services rendered in their capacities as officers of the Bank.

      The following table sets forth the compensation paid to the President and Chief Executive Officer for services rendered to the Corporation and its subsidiaries, in all capacities during 1994 and in each of the preceding two years.

                        SUMMARY COMPENSATION TABLE
                            Annual Compensation

                                                                All Other
Name and Principal Position    Year    Salary(1)    Bonus(2)    Compensation(3)

Richard C. White               1994    $98,500                  $14,407
President, CEO & Director      1993    $93,359      $31,119     $15,534
                               1992    $88,449      $21,131     $12,623

<F1> Includes deferrals by Mr. White pursuant to the Corporation's
     Retirement Savings (401(k)) Plan, as follows: 1994, $6,481; 1993,
     $5,684; and 1992, $4,709.
<F2> All bonuses were paid pursuant to the Corporation's Officer
     Incentive Plan described below. Bonuses for performance in 1992 and 1993 were paid in January of the following year. Bonuses for executive officers for 1994 will be calculated and paid in second quarter of 1995 due to a change in the bonus formula adopted during 1994.
<F3> Includes the following: (i) annual retainers paid to Mr. White for his service on the Boards of Directors of the Corporation and the Bank, as follows: 1993, $3,000 and 1992, $2,500; (ii) discretionary contributions made by the Corporation for Mr. White's account under the Corporation's Retirement Savings Plan, described below, as follows: 1994, $11,167; 1993, $9,692; and 1992, $7,769; and (iii)
     matching employer contributions made under the Retirement Savings
     Plan for Mr. White's account, as follows: 1994, $3,240; 1993,
     $2,842; and 1992, $2,354.

      Except for the use of vehicles owned by the Bank by certain officers, no director or executive officer received any special personal benefits during 1994. In policy and practice, the Bank does not provide special personal benefits to directors or officers.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan (the "Plan"). The Plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis of up to 15% of their pre-tax compensation. For 1995 the Plan limits the maximum annual deferral to $9,240 per participant. This maximum is adjusted annually for inflation by the Internal Revenue Service. The Corporation will make a discretionary matching contribution to the account of participants equal to a percentage of the amount deferred. The matching contribution percentage is established from time to time by the Corporation in its sole discretion. The matching contribution percentage for 1995 has been set at 50% of the amount deferred for deferrals of up to 5% of compensation, which represents the same deferral percentage in effect during 1992, 1993 and 1994. Deferrals in excess of 5% of compensation were not matched by the Corporation.

      In addition to voluntary compensation deferrals and matching employer contributions, under the Plan, the Corporation may make a discretionary profit sharing contribution each year. All employees who meet the eligibility requirements of the Plan receive this contribution, regardless of whether they have made any compensation deferrals. The contribution is allocated to participants based on their total compensation plus the excess of their compensation over the Social Security taxable wage base.

      Participants are at all times fully vested in any rollover contributions from other plans and in their own compensation deferrals. Vesting in any discretionary employer contribution and in any matching employer contribution begins after three years of service, with full vesting upon seven years of service. Participants may direct the investment of their Plan account among four funds maintained by the Plan trustee, including a Community Bancorp. stock fund. Generally distribution of Plan accounts is deferred until the participant's death, disability, retirement or other termination of employment, except in cases of financial hardship (as defined in the Plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of Plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan (the "Plan") for its executive and other officers. Each officer having at least one year of service is eligible to participate in the Plan. Under the Plan, as amended in 1994, two separate incentive pools are established, one for the four executive officers and another for all other officers. The incentive bonus pool for executive officers is determined by the Bank's annual rating by IDC Financial Publishing, Inc., an industry-wide recognized ranking service, and the weighted average(1) return on equity over the past four years according to the following schedule:

                                  Percent of
IDC Rating                        After-Tax Earnings

Below Average                     0
Average                           1.00%
Excellent                         2.75%
Superior                          4.50%
Top 3 in State and Superior       6.00%

                                  Percent of
Return on Equity                  After-Tax Earnings

8.75 to 11.00%                    0
11.01 to 12.50%                   1.25%
12.51 to 14.00%                   2.75%
14.01 to 15.50%                   3.75%
15.51 to 17.00%                   4.75%
17.01 to 18.50%                   5.75%
18.51% and over                   6.50%

<F1> Weighted average gives 40% weight to current year, 30% to last, 20%
     to third year, and 10% to fourth year.

      The results determined under the formulas in the above two tables are averaged to determine the amount of the incentive pool for the Bank's executive officers. The pool is divided into units and these units are distributed to the four executive officers. The return on equity targets, the applicable percentages of after-tax earnings and the allocation of the incentive units among the executive officers are determined by the Personnel Committee of the Bank's Board of Directors, subject to the approval of the full Board.

      Because the amount of the incentive pool for executive officers depends in part on the Bank's annual rating by IDC Financial Publishing, Inc., which is not issued until the second quarter of the following year, 1994 bonus information for such officers was not yet available as of the date of preparation of this proxy statement.

      The incentive pools for other officers are determined by the following schedule:

After-Tax Return
on Average Assets                 Percent of Salary

less than 1.00%                   0
1.00% to 1.49%                    8% of salary
1.50% and over                    10% of salary

      Distributions under the Plan to officers (other than executive officers) are ordinarily payable in January for services rendered during the preceding fiscal year.

      Although the Board of Directors of the Bank intends to maintain an officer incentive plan, it may adopt revisions or replace the Plan with a new one. As a matter of policy the Board views incentive compensation as an important component of officer compensation since it appropriately links the Bank's performance with the compensation of those employees in the best position to contribute significantly to the Bank's profitability.

                                  ARTICLE 2
        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of A.M. Peisch & Company to continue as independent public accountants for the Corporation for the fiscal year ending December 31, 1995, subject to ratification of the appointment by the Corporation's shareholders. A.M. Peisch & Company were first appointed as independent public accountants of the Corporation for the 1985 fiscal year. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of A.M. Peisch & Company as the Corporation's independent certified public accountants for the fiscal year ending December 31, 1995. No determination has been made as to what action the Board of Directors will take if the shareholders do not ratify the appointment.

      A representative of A.M. Peisch & Company will be present at the Annual Meeting. He will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Vote Required

      Ratification of the selection of the Corporation's independent accountants for the ensuing year will require the affirmative vote of a majority of the votes cast "for" and "against."

      The Board of Directors recommends a vote FOR Article 2.

                                ANNUAL REPORT

      The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1994, including consolidated financial statements and the report of A.M. Peisch & Company thereon, accompanies this proxy statement.

                            SHAREHOLDER PROPOSALS

      In order to be included in the proxy material for the 1996 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation not later than December 6, 1995, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Corporation, in accordance with such rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.